Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of New Rule 10b5-1 Plan By Executive Officer

Milwaukee, WI - December 7, 2015/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that David J. Rodgers, Senior Vice President and President - Engines Group, adopted an individual stock trading plan on December 4, 2015 in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Rodgers informed the Company that he intends to exercise stock options for up to 45,960 shares of Company common stock and sell a total of 39,172 shares that would be issued as a result of the exercise of such options, which will expire in August 2016. The purpose of the plan is to provide Mr. Rodgers with the ability to exercise his options and sell a portion of the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that Mr. Rodgers may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices, or fair market value, of the Company’s stock on the date(s) the stock options are exercised exceeds the exercise price of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

Mark A. Schwertfeger
Senior Vice President and
Chief Financial Officer

/CONTACT: Mark A. Schwertfeger, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/